Exhibit 5.1

ReedSmith LLP
Reed Smith LLP
Princeton Forrestal Village
136 Main Street – Suite 250
Princeton, NJ 08540-7839
609.987.0050
Fax 609.951.0824

November 16, 2004

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard

Suite 200

Durham, N.C. 27703-8466

Ladies and Gentlemen:

This opinion is furnished to you in connection with: (i) the Registration Statement on Form S-3 (No. 333-114517) (the “Registration Statement”) of Inspire Pharmaceuticals, Inc. (the “Company”), a Delaware corporation; and (ii) the Company’s prospectus supplement dated November 10, 2004 to the prospectus dated July 7, 2004 (the “Prospectus Supplement”) and filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2004, relating to the offering of 2,530,000 shares of the Company’s common stock, $.001 par value per share (the “Shares”). The Shares will be offered by Deutsche Bank Securities, Inc. (the “Underwriter”) pursuant to that certain Underwriting Agreement (the “Underwriting Agreement”) dated November 10, 2004 between the Company and the Underwriter.

We have examined the Registration Statement, the Prospectus Supplement and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for purposes of rendering the opinion set forth herein.

In our examination of such documents, we have assumed the genuineness of all signatures, the legal capacity of all signatories who are natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. Insofar as this opinion relates to factual matters, we have assumed with your permission and without independent investigation that the statements of the Company contained in the Registration Statement, the Prospectus Supplement and the Underwriting Agreement, and in the documents incorporated therein by reference or delivered in relation thereto, are true and correct as to all factual matters stated therein.

We are opining herein solely with respect to the federal laws of the United States and the Delaware General Corporation Law.

	Princeton Forrestal Village	Delaware
	136 Main Street - Suite 250	New Jersey
	Princeton, NJ 08540-7839	New York
	609.987.0050	Pennsylvania
Steven J. Picco	Fax 609.951.0824	Virginia
Office Administrative Partner		Washington, DC

Formed in the Commonwealth of Pennsylvania	r e e d s m i t h . c o m

Inspire Pharmaceuticals, Inc.	Reed Smith LLP
November 16, 2004

Based upon the foregoing, we are of the opinion that the Shares, when issued, delivered and sold in accordance with the Prospectus Supplement and the Underwriting Agreement, will be legally issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The opinions set forth herein are based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ Reed Smith LLP

REED SMITH LLP

EPB/RGD//ETS